Exhibit 99.1

Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports Second Quarter Fiscal Year 2011 Results
Record Revenue Drives Significant EPS Growth
Phoenix, January 27, 2011 - Avnet, Inc. (NYSE:AVT) today announced results for the second quarter fiscal year 2011 ended January 1, 2011.

	Three Months Ended
	January 1,	January 2,	Net
	2011	2010	Change
	$ in millions, except per share data
Sales	$6,767.5	$4,834.5	40.0%

GAAP Operating Income	$227.6	$162.3	40.2%
Adjusted Operating Income (1)	$256.7	$162.3	58.2%

GAAP Net Income	$141.0	$103.9	35.8%
Adjusted Net Income (1)	$164.8	$100.5	64.0%

GAAP Diluted EPS	$0.91	$0.68	33.8%
Adjusted Diluted EPS (1)	$1.07	$0.66	62.1%

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.
•	Sales for the quarter ended January 1, 2011 increased 40% year over year to a record $6.8 billion; pro forma revenue (as defined later in this release) was up 14% year over year
•	Adjusted operating income increased 58% to $256.7 million and adjusted operating income margin of 3.79% was up 43 basis points year over year and 19 basis points sequentially
•	Adjusted diluted earnings per share increased 62% over the prior year quarter to a record $1.07 per share on a diluted basis
•	Included in GAAP net income is a total of $23.8 million after tax and $0.16 per share on a diluted basis related to restructuring, integration and other charges
Roy Vallee, Chairman and Chief Executive Officer, commented, “The December quarter capped an excellent calendar year as we continued to leverage the technology driven economic recovery and delivered a fourth consecutive quarter of double-digit year-over-year organic revenue growth. Reported revenue grew 40% year over year to a record $6.8 billion and adjusted operating income grew nearly 1.5 times faster than revenue. The operating leverage in our model drove adjusted operating income margin up both sequentially and year over year, with return on capital employed (ROCE) within our target range of 14% — 16% for the fifth consecutive quarter. Both operating groups delivered ROCE above 15% in the December quarter even as we continued to invest in organic growth initiatives and value-creating M&A in all three regions. With technology markets pointing towards continued growth, we are optimistic that we can continue to grow revenue and EPS and deliver increased shareholder value going forward.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q2 FY11	Reported	Pro forma(2)
	Revenue	Revenue	Revenue
	(in millions)

Total	$3,558.6	41.4%	23.0%
Excluding FX (1)		43.9%	25.2%
Americas	$1,219.9	54.4%	16.7%
EMEA	$1,079.1	34.3%	—
Excluding FX (1)		43.8%	—
Asia	$1,259.6	36.4%	20.6%

	Q2 FY11	Q2 FY10	Change
Operating Income	$183.4	$92.2	$91.3

Operating Income Margin	5.16%	3.66%	150	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma revenue is defined later in this release. Pro forma growth rates are not presented for EM EMEA as revenue comparisons to prior year were not impacted by acquisitions.
•	Revenue of $3.56 billion was up 41% year over year and 44% in constant dollars
•	Pro forma revenue grew 23% year over year and 25% in constant dollars
•	Gross profit margin improved 22 basis points year over year and 10 basis points sequentially
•	Operating income margin improved 150 basis points year over year with all three regions contributing to the increase
•	Return on working capital (ROWC) was up 691 basis points year over year
Mr. Vallee added, “The technology supply chain seems to be effectively adjusting supply, backlogs and inventories as product lead times approach more normal levels. While these adjustments resulted in a sequential revenue decline for the December quarter that was slightly below normal seasonality for EM, pro forma revenue grew 25% year over year in constant dollars. This strong growth in revenue, along with gross profit margin expansion and expense productivity improvements, resulted in a 150 basis improvement in operating margin and a near doubling of operating income over the year ago quarter. ROWC was up 691 basis points year over year and is at our target of 30% through the first six months of fiscal 2011. With capacity utilization and lead times returning to more normal levels, and inventory being well managed across the supply chain, it appears that the component markets will avoid the more dramatic corrections of past cycles and continue to grow in 2011. At EM, where bookings strengthened in the month of December and the book to bill ratio was at parity for the entire quarter, we enter our seasonally stronger March quarter well positioned to grow faster than the markets we serve and accelerate the generation of economic profit dollars.”

Avnet Technology Solutions Results

	Q2 FY11	Reported	Pro forma(2)
	Revenue	Revenue	Revenue
	(in millions)

Total	$3,208.9	38.5%	4.9%
Excluding FX (1)		40.9%	6.7%
Americas	$1,823.8	30.3%	4.9%
EMEA	$1,045.5	55.4%	1.0%
Excluding FX (1)		65.5%	7.6%
Asia	$339.6	38.6%	18.7%

	Q2 FY11	Q2 FY10	Change
Operating Income	$105.2	$88.2	$17.0

Operating Income Margin	3.28%	3.80%	-52	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma revenue is defined later in this release.
•	Revenue grew 38% year over year and 25% sequentially
•	Pro forma revenue grew year over year for the fifth consecutive quarter
•	Return on working capital (ROWC) improved 1,586 basis points sequentially
•	Year-over-year growth was driven by industry standard servers, storage, and networking products
Mr. Vallee further added, “Reported revenue grew 38% year over year to $3.21 billion and pro forma revenue was up 7% in constant dollars. Technology Solutions organic revenue grew year over year for the fifth consecutive quarter, although the rate of organic growth slowed in comparison to the previous four quarters of strong double-digit growth. TS sequential revenue increased 25% in line with normal seasonality with all three regions contributing. Operating income grew 19% year over year; and on a sequential basis, operating income grew almost 3.5 times faster than revenue. Operating income margin increased 107 basis points over the September quarter with all three regions delivering significant improvement. TS return on working capital improved 1,586 basis points sequentially and was above our stated enterprise ROWC target of 30% for both the quarter and first six months of fiscal 2011. As we proceed with the integrations of recent acquisitions, we expect to continue improving our financial performance as we leverage our market position in mature markets, expand our presence in new higher growth markets and fully realize the balance of expected synergy cost savings.”
Cash Flow
•	Cash used for operations was $79 million for the quarter due to the increase in working capital requirements to support the sequential growth in business
•	The Company used $52 million during the quarter for acquisitions, net of cash acquired
•	Cash and cash equivalents at the end of the quarter was $757 million; net debt (total debt less cash and cash equivalents) was $1.3 billion
Ray Sadowski, Chief Financial Officer, stated, “We grew working capital again this quarter to support the double-digit year-over-year organic growth at EM in fiscal 2011 as well as the seasonally strong growth in the December quarter at TS. While working capital velocity metrics are down from peak levels in the year ago quarter, they remain well above pre-recession levels as the Avnet team did a good job managing through a period of rapid growth and declining product lead times.”

Outlook For Fiscal 3rd Quarter Ending on April 2, 2011
•	EM sales are expected to be in the range of $3.55 billion to $3.85 billion and TS sales are expected to be between $2.40 billion and $2.70 billion
•	Consolidated sales are forecasted to be between $5.95 billion and $6.55 billion
•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $0.93 to $1.01 per share
The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the third quarter of fiscal 2011 is $1.36 to €1.00. This compares with an average exchange rate of $1.38 to €1.00 in the third quarter of fiscal 2010 and $1.36 to €1.00 in the second quarter of fiscal 2011.
Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” “believe,” “forecast,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro Forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Second Quarter Fiscal 2011

	Second Quarter Ended Fiscal 2011
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$227,602	$202,994	$141,034	$0.91
Restructuring, integration and other charges	29,112	29,112	20,827	0.14
Income tax adjustments	—	—	2,935	0.02

Total adjustments	29,112	29,112	23,762	0.16

Adjusted results	$256,714	$232,106	$164,796	$1.07

Items impacting the second quarter of fiscal 2011 consisted of the following:
•
restructuring, integration and other charges of $29.1 million pre-tax which were incurred primarily in connection with the acquisition and integration of acquired businesses and consisted of $10.6 million pre-tax for severance, $11.5 million pre-tax for facility exit related costs, fixed asset write downs and other related charges, $8.8 million pre-tax for integration-related costs, $1.3 million pre-tax for transaction costs associated with acquisitions, $0.4 million pre-tax for other charges, and a reversal of $3.5 million to adjust prior year restructuring reserves; and

•	income tax adjustments of $2.9 million primarily related to uncertainty surrounding deferred tax assets and additional transfer pricing exposure.
Second Quarter Fiscal 2010

	Second Quarter Ended Fiscal 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$162,287	$151,685	$103,851	$0.68
Gain on sale of assets	—	(5,549)	(3,383)	(0.02)

Adjusted results	$162,287	$146,136	$100,468	0.66

Items impacting the second quarter of fiscal 2010 consisted of a gain on the sale of assets of $5.5 million pre-tax as a result of certain earn-out provisions associated with the earlier sale of the Company’s equity investment in Calence LLC.

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2010; (ii) the impact of the extra week of sales in the prior year first quarter due to the “52/53 week” fiscal year; and (iii) the impact of the transfer of the existing embedded business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2011, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $93 million in the second quarter of fiscal 2010. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.
Revenue adjusted for this impact is presented in the following table:

	Revenue	Acquisition	Extra Week	Pro forma
	as Reported	Revenue	in Q1 FY10	Revenue
	(in thousands)
Q1 Fiscal 2011	$6,182,388	$44,564	$—	$6,226,952
Q2 Fiscal 2011	$6,767,495	$291	$—	$6,767,786

Fiscal year 2011	$12,949,883	$44,855	$—	$12,994,738

Q1 Fiscal 2010	$4,355,036	$980,555	$(417,780)	$4,917,811
Q2 Fiscal 2010	4,834,524	1,119,106	—	5,953,630
Q3 Fiscal 2010	4,756,786	1,038,916	—	5,795,702
Q4 Fiscal 2010	5,213,826	939,497	—	6,153,323

Fiscal year 2010	$19,160,172	$4,078,074	$(417,780)	$22,820,466

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Vanda Group	TS	October 2009
Sunshine Joint Stock Company	TS	November 2009
PT Datamation	TS	April 2010
Servodata HP Division	TS	April 2010
Bell Micro Products Inc.	TS/EM	July 2010
Tallard Technologies	TS	July 2010
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including Ray Sadowski’s, Chief Financial Officer, CFO Review of Results and financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 3, 2010, Avnet generated revenue of $19.16 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED
	JANUARY 1,	JANUARY 2,
	2011 *	2010 *

Sales	$6,767.5	$4,834.5

Income before income taxes	203.0	151.7

Net income	141.0	103.9

Net income per share:
Basic	$0.93	$0.69
Diluted	$0.91	$0.68

	FIRST HALVES ENDED
	JANUARY 1,	JANUARY 2,
	2011 *	2010 *

Sales	$12,949.9	$9,189.6

Income before income taxes	407.8	228.3

Net income	279.2	154.7

Net income per share:
Basic	$1.84	$1.02
Diluted	$1.81	$1.01

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	JANUARY 1,	JANUARY 2,	JANUARY 1,	JANUARY 2,
	2011 *	2010 *	2011 *	2010 *

Sales	$6,767,495	$4,834,524	$12,949,883	$9,189,560
Cost of sales	5,994,301	4,282,633	11,453,544	8,137,932

Gross profit	773,194	551,891	1,496,339	1,051,628

Selling, general and administrative expenses	516,480	389,604	1,017,096	782,269
Restructuring, integration and other charges (Note 1 *)	29,112	—	57,179	18,072

Operating income	227,602	162,287	422,064	251,287

Other income (expense), net	(360)	(835)	2,979	2,081
Interest expense	(24,248)	(15,316)	(46,273)	(30,597)
Gain on sale of assets (Note 2 *)	—	5,549	—	5,549
Gain on bargain purchase and other (Note 3 *)	—	—	29,023	—

Income before income taxes	202,994	151,685	407,793	228,320

Income tax provision	61,960	47,834	128,585	73,574

Net income	$141,034	$103,851	$279,208	$154,746

Net earnings per share:
Basic	$0.93	$0.69	$1.84	$1.02

Diluted	$0.91	$0.68	$1.81	$1.01

Shares used to compute earnings per share:
Basic	152,137	151,391	152,071	151,333

Diluted	154,259	152,945	153,952	152,790

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JANUARY 1,	JULY 3,
	2011	2010

Assets:
Current assets:
Cash and cash equivalents	$756,931	$1,092,102
Receivables, net	4,816,088	3,574,541
Inventories	2,549,591	1,812,766
Prepaid and other current assets	245,301	150,759

Total current assets	8,367,911	6,630,168
Property, plant and equipment, net	367,410	302,583
Goodwill	847,954	566,309
Other assets	320,314	283,322

Total assets	9,903,589	7,782,382

Less liabilities:
Current liabilities:
Borrowings due within one year	777,235	36,549
Accounts payable	3,610,080	2,862,290
Accrued expenses and other	706,669	540,776

Total current liabilities	5,093,984	3,439,615
Long-term debt	1,247,906	1,243,681
Other long-term liabilities	119,499	89,969

Total liabilities	6,461,389	4,773,265

Shareholders’ equity	$3,442,200	$3,009,117

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST HALVES ENDED
	JANUARY 1,	JANUARY 2,
	2011	2010
Cash flows from operating activities:

Net income	$279,208	$154,746

Non-cash and other reconciling items:
Depreciation and amortization	39,490	31,127
Deferred income taxes	(21,696)	16,019
Stock-based compensation	20,769	19,799
Gain on bargain purchase and other	(29,023)	—
Gain on sale of assets	—	(5,549)
Other, net	31,017	8,363

Changes in (net of effects from businesses acquired):
Receivables	(545,192)	(793,294)
Inventories	(341,101)	(272,882)
Accounts payable	295,374	753,354
Accrued expenses and other, net	79,682	(2,988)

Net cash flow used for operating activities	(191,472)	(91,305)

Cash flows from financing activities:
Borrowings under accounts receivable securitization program, net	450,000	—
Repayment of notes	(5,205)	—
Proceeds from bank debt, net	62,520	39,660
Proceeds from other debt, net	13,570	8
Other, net	1,219	2,767

Net cash flows provided by financing activities	522,104	42,435

Cash flows from investing activities:
Purchases of property, plant, and equipment	(70,205)	(24,465)
Cash proceeds from sales of property, plant and equipment	1,727	5,441
Acquisitions of operations, net of cash acquired	(626,871)	(5,606)
Cash proceeds from divestitures	—	8,583

Net cash flows used for investing activities	(695,349)	(16,047)

Effect of exchange rates on cash and cash equivalents	29,546	15,867

Cash and cash equivalents:
- decrease	(335,171)	(49,050)
- at beginning of period	1,092,102	943,921

- at end of period	$756,931	$894,871

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	JANUARY 1,	JANUARY 2,	JANUARY 1,	JANUARY 2,
	2011	2010	2011	2010
SALES:

Electronics Marketing	$3,558.6	$2,517.2	$7,179.2	$4,955.3

Technology Solutions	3,208.9	2,317.3	5,770.7	4,234.3

Consolidated	$6,767.5	$4,834.5	$12,949.9	$9,189.6

OPERATING INCOME (LOSS):

Electronics Marketing	$183.4	$92.2	$375.5	$173.6

Technology Solutions	105.2	88.2	161.9	139.5

Corporate	(31.9)	(18.1)	(58.2)	(43.7)

	$256.7	$162.3	$479.2	$269.4

Restructuring, integration and other charges	(29.1)	—	(57.2)	(18.1)

Consolidated	$227.6	$162.3	$422.0	$251.3

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
SECOND QUARTER AND FIRST HALF OF FISCAL 2011
(1)  The results for the second quarter of fiscal 2011 included restructuring, integration and other charges which totaled $29,112,000 pre-tax, $20,827,000 after tax and $0.14 per share on a diluted basis and were incurred primarily in connection with the acquisitions and integrations of acquired businesses. The charges included restructuring charges consisting of severance of $10,655,000 pre-tax and facility exit related costs, fixed asset write downs and related costs of $11,488,000 pre-tax which were incurred primarily as a result of the integration activities associated with the acquisitions. Integration costs of $8,774,000 pre-tax included professional fees associated with legal and IT consulting, facility moving costs, travel, meeting, marketing and communication costs that were incrementally incurred as a result of the integration activity. Also included in integration costs are incremental salary and associated employee benefit costs, primarily of the acquired businesses’ personnel who were retained by Avnet for extended periods following the close of the acquisitions solely to assist in the integration of the acquired business’ IT systems and administrative and logistics operations into those of Avnet. These identified personnel have no other meaningful day-to-day operational responsibilities outside of the integration effort. Transaction costs of $1,307,000 pre-tax consisted primarily of broker fees, professional fees for legal and accounting due diligence and related costs. The Company recorded other charges of $373,000 pre-tax and a reversal of $3,485,000 pre-tax primarily related to the reversal of restructuring reserves established in prior years which were no longer needed.
Results for the first half of fiscal 2011 included restructuring, integration and other charges which totaled $57,179,000 pre-tax, $40,989,000 after tax and $0.27 per share on a diluted basis and consisted of $18,934,000 pre-tax for severance, $13,913,000 pre-tax for facilities related costs, fixed asset write downs and related costs, $16,096,000 pre-tax for integration costs, $12,068,000 pre-tax for transactions costs associated with acquisitions and $373,000 pre-tax for other charges. The Company also recorded a reversal of $4,205,000 pre-tax to adjust reserves related to prior year restructuring activity that were no longer needed.
The results for the first half of fiscal 2010 included restructuring, integration and other charges which totaled $18,072,000 pre-tax, $13,202,000 after tax and $0.09 per share on a diluted basis. Restructuring costs of $15,991,000 pre-tax related to the remaining cost reductions that began in fiscal 2009 and consisted of severance, facility exit costs and fixed asset write-downs associated with the exited facilities. The Company also recognized $2,931,000 pre-tax of integration costs associated with acquired businesses, $1,104,000 pre-tax of other charges and a reversal of $1,954,000 pre-tax related to restructuring reserves established in prior years.

(2)  During the second quarter and first half of fiscal 2010, the Company recognized a gain on the sale of assets amounting to $5,549,000 pre-tax, $3,383,000 after tax and $0.02 per share as a result of certain earn-out provisions associated with the sale of the Company’s prior equity investment in Calence LLC.
(3)  During the first quarter of fiscal 2011, the Company acquired Unidux, Inc., a Japanese publicly traded electronics component distributor, through a tender offer. After evaluating all assets acquired and liabilities assumed, the consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $30,990,000 pre- and after tax, and $0.20 per share on a diluted basis. It is not uncommon for the trading price of certain Japanese public companies shares to be below book value, which was the primary driver of the gain on bargain purchase. In addition, the Company recognized other charges of $1,967,000 pre-tax, $1,413,000 after tax and $0.01 per share on a diluted basis primarily related to the write down of two buildings in EMEA.